Coachmen Industries, Inc.
Shareholder Update

July 30, 2009

We continue to remain mired in the worst housing market in the last hundred years. Overall, sales in the second quarter were less than one half what they were in 2008. However, both business conditions and our business are beginning to show improvement.  We have shaved our losses to one third of what they were in the first quarter.  We have experienced 3 months of modest but sequential revenue improvement, and both segments of our business posted modest profits in June.  We posted a positive gross profit and slashed GS & A.  This is directly attributable to success in obtaining major project business, increased bus sales, and the steps taken to reduce our operating costs. Tail liabilities from the sale of the RV business last December continue to decline and appear to be in line with our original projections.  We are heading in the right direction despite general economic conditions.  With the bus business now contributing to the bottom line, we are structured to maintain profitability if there is either a significant uptick in traditional single family homes business or we win an award of one or two medium size major projects.

Attached to the earnings release that was issued on July 29, 2009 are the condensed financial statements for the second quarter of 2009.

Financial Performance and Issues

For the second quarter, cash flow from operations was at breakeven, while total cash increased by $1.3 million.  This is a tremendous improvement over the first quarter.  Depending, of course, on product mix and margins, we estimate going forward that we have reduced our cash breakeven to under $8 million per month.

Focusing on the Balance Sheet, we began the quarter with $2.4 million in unrestricted cash and ended with $3.7 million, so cash improved within the quarter by $1.3 million. Accounts receivable increased during the quarter by $5.8 million from $2.7 million to $8.5 million largely due to receivables due from the Ft. Bliss project which will be received in July and early August, and due to increased receivables related to bus sales. Other Receivables decreased during the quarter from $19.3 million to $7.6 million primarily due to collections of $11.7 million for the Kemlite legal settlement. The cash received from the settlement was used to pay off the short term borrowings of $2.3 million, to fund the working capital needs of the Ft. Bliss project and the bus production, and to pay down payables and other accrued liabilities.  Our standard payables average under 21 days.

Restricted cash at June 30, 2009 was $15.6 million compared to $16.9 at March 31, 2009. Restricted cash represents cash posted by the Company to support letters of credit issued by various banks as well as the escrow account established at the time of the sale of the RV Group assets to satisfy future RV warranty and repurchase obligations.  The decrease in restricted cash is primarily a result of RV warranty payments funded from the escrow account.

On the liabilities side, accrued expenses and other liabilities decreased during the quarter by $3.6 million primarily due to reductions in accrued warranty expenses of $1.8 million and in accrued insurance of $1.3 million. As the tail liabilities related to the RV Group are either settled or expire, we anticipate these accruals to continue to decline.  With 7 months of experience behind us, it appears that the RV accruals and the related escrow account are adequate for the purposes intended.

On April 9, 2009, the Company and Lake City Bank entered into an agreement for a $2 million three-year note in exchange for cash loaned to the Company by Lake City Bank.  The note is fully collateralized by certain properties, bears interest at the rate of 6.250% per annum, and has a maturity date of April 9, 2012.

On April 9, 2009, the Company also gave a promissory note to Lake City Bank in connection with the bank’s provision of a $0.5 million working capital line of credit.  The note is fully collateralized by certain properties, and borrowings against this line will bear interest at a variable rate, with a minimum interest rate of 5% per annum.  This line of credit has a maturity date of March 31, 2012.  At June 30, 2009, there were no borrowings against this line of credit.

Results of operations showed month over month improvement at both the top line and the bottom line. For the month of June, both the Housing Group and the bus manufacturing facility were profitable and on a consolidated basis the Company was modestly profitable – a sizeable achievement in the current market conditions. For the quarter, positive gross margin of 4.8% was generated on consolidated sales of $17.7 million compared to the first quarter negative margin of 18.4% on sales of $11.3 million. The improvement in sales and gross margin is attributable to higher sales in both segments with Ft. Bliss contributing significantly to Housing Group sales and the ramp up of the bus production contributing to increased sales within that segment.  General and Administrative costs were reduced by $1 million from the first quarter. Compared to the prior year second quarter, General and Administrative costs for 2009 were $2.5 million vs $2.2 million for 2008, however, insurance settlements of nearly $1 million were received in the second quarter of 2008 which offset general and administrative expenses. Without these credits, prior year general and administrative expenses for the second quarter would have been $3.2 million or $700,000 higher than the second quarter of 2009. Management continues to be keenly focused on reducing general and administrative costs wherever possible. Steps already taken to insure further reductions will be realized in the third quarter include: further headcount reductions; additional permanent pay cuts were implemented for all senior level executives; and, modified insurance coverage’s and fee arrangements or change of service providers where necessary.  Together, these actions will further reduce costs by over $700,000 in the second half of 2009.

At June 30, we had $7.4 million remaining in the escrow account that was established in connection with the sale of the RV Group assets to cover warranty claims and losses from contingent RV repurchase obligations. Nine months after the date of the sale, which is September 2009, we are entitled to receive any amounts in the escrow account greater than $6 million. After 18 months from the date of the sale, which would be June 2010, we are entitled to receive any amounts in the escrow account greater than $3 million. After 24 months, or December 2010, we are entitled to receive any remaining escrow funds. Through the first 6 months of 2009, the escrow account is tracking as we had anticipated and while we do not expect any significant windfall from the escrow account, we also do not have any information at this time that would lead us to believe that the escrow account will not be sufficient to cover the intended obligations through December 2010.

During the second quarter, we sold one parcel of property in Georgia for $642,000. We have not yet sold any other idle or excess properties we have listed for sale.  Given the current economic conditions, we are not forecasting the sale of any of these properties in 2009. The book value of the properties available for sale is slightly more than $7.5 million.

Liquidity still is a significant issue due to our large amounts of restricted cash.  We have limited availability left under the cash surrender values of our life insurance policies, and are in the process of analyzing the best options among turning in some or all of the policies and continuing to pay premiums and interest costs.  Our major challenge remains bonding capacity for federal projects because of collateral requirements being imposed by financial and insurance institutions.  That is reaching a critical state.  Ironically, the delay of one project and a procedural challenge to the award of a second project have given us some breathing room, but the conundrum remains to be solved.  The onerous collateral requirements also infringe on our ability to find working capital requirements for the major projects to be bonded.  Further, our assessment of prospects for 2010 depends upon our ability to make modest capital investments during the next 3 – 4 months to fulfill our strategic vision of opening a few strategically located home stores, increasing major projects, expanding our footprint, and developing new specialty vehicles.

All American Specialty Vehicles

At the conference call in April, we stated a target to ramp up to a production rate of one bus per day by the end of the quarter.  We met and exceeded that target.   At our April conference call, we also said we expected the bus sales volume to escalate dramatically in the second quarter.  It did.  We saw exponential growth in production and shipping month over month throughout Q2. In fact, sales of Specialty Vehicles of $2.6 million for the second quarter were 4 times higher than first quarter sales of $0.6 million. As a result, the group was able to provide positive contribution for both May and June, reporting a monthly pre-tax profit by the end of the quarter in June.  The net loss for the segment was reduced to $0.4 million for the second quarter compared to a loss of $0.7 million in the first quarter.

We actually had to throttle back production in response to GM’s bankruptcy and the resulting delay in receiving chassis needed to complete orders. Accordingly during the second quarter we maintained production at a relatively low level of approximately 1 per day in order to meet demands with the demands with the chassis on hand without running out and causing a plant shutdown. We have received confirmation from GM that our chassis order will be fulfilled and shipments will resume in August.

Our performance for Q2 does not indicate the enormous operational successes we saw in the second quarter.  If you recall, earlier this year, our production ramp up at our new facility took longer than expected as a result of delays in receiving our Altoona testing approvals.  During the second quarter, we wrestled with several supplier issues, as well as order delays as municipalities sought to take advantage of the stimulus package.  However, due to management’s persistence and ability to successfully bring production online and to expand our chassis prep line, we fully anticipate being back on track quarter over quarter by Q4 2009.  We built our 100th bus on July 10, 2009.  We have approximately 6 weeks of production ready confirmed orders with another 100 orders for units in various stages of completion. Based on the current order flow, we are optimistic that we will achieve over 300 unit orders in 2009.    Under the current cost structure, breakeven for the manufacturing facility where the bus operations is housed is  less than 20 buses per month, and current scheduling calls for an average shipment of about 40 buses per month for the remainder of the year.  With production under control and a growing backlog, there is a strong possibility the bus joint venture will be profitable for the year by the end of 2009.  In addition, we continue to investigate production opportunities for other vehicles to fully utilize the facility’s capacity.

The ARBOC Mobility Spirit of Mobility bus continues to be well received in the marketplace.  Field reports continue to be extraordinarily positive.  Most would agree, it’s the hottest new product on the market.  The competition has definitely taken notice, but ARBOC Mobility’s superior and protected, technologically innovative design provides something of a moat against price cutting competition.  It’s the bus everyone wants and there is only one place to get it.

Housing

The housing markets continue to languish at all time lows.  For the quarter, the Census Bureau reports that single family housing starts fell 36.9% from the second quarter of 2008.  On the bright side, this decline is not quite as severe as the previous year’s market performance, and the market is demonstrating small month over month gains.  In fact, we are cautiously optimistic that the housing market has, at last, reached its bottom.

According to U.S. Commerce Department data released Monday, new home sales surged in June to their highest rate this year, a sign that the housing market could be starting to stabilize even as prices continue to decline.  Nationally, new home sales rose 11% over May, which is better than analysts predicted and the largest single month increase in 9 years.  At the current rate it would take 8.8 months to sell all the homes in the market in June, still significantly above a normal 6 month supply, but a huge improvement from the 10.2 months of inventory just the previous month.  The Conference Board reported a rebound in consumer confidence in both April and May – 14 point increases in both months and the highest readings in 8 months.  “Generally, increases of this magnitude typically occur as the economy approaches or reaches bottom.”  Further, the CCI Expectations Index has risen very sharply, suggesting the worst of times are behind us.   The Conference Board U.S. Economic outlook is for housing starts to continue to improve by 8% in the 4th quarter of 2009, and for 2010 to be up 21% over 2009.  For planning purposes, we are factoring in a conservative 5% growth in 2010. Closer to home, a recent 1-day open house event at our Indiana Division was an encouraging success with more than 90 people attending, several of whom expressed the intention of purchasing a new All American Home within the near future.  The previous open house in April attracted only less than 1/5 that number.

Meantime, we have drastically reduced expenses through personnel reductions, plant consolidations and salary cuts, and as a result of this and our major projects activities, we were able to eke out a small profit in the month of June.  We continue to search for ways to further reduce expenses without damaging the company’s ability to perform our current workload, continue the development of “Green and Wired” products as well as respond to major project opportunities and the inevitable market rebound.

We are pleased that our leadership position in sustainable and energy efficient construction is drawing national attention, particularly with our sponsorship of the “Living Zero” home tour.  During the quarter, our All American Homes division constructed a demonstration home that is touring the country at major events such as Taste of Chicago and the Brickyard 500 under the direction of the U.S. Department of Energy.  The home contains many features that are currently available from our Housing Group that result in substantial energy savings, utilization of sustainable materials and employ leading edge construction techniques.  The Department of Energy tour is expected to travel across the country for the remainder of this year.  The actual home design that inspired the Living Zero model will be introduced through our builder network and our company-owned retail centers in mid-August.  We also introduced an “Energy Savings Package” as a sales incentive this month that has been well received by our builders.

On the major projects front, during the second quarter we landed 3 projects with total projected sales revenues of $8 million.  We completed the production and delivery of the modules for the Ft. Bliss barracks project and we are currently working on four additional proposals for military construction projects.  Work is underway on the Casa Chiara project in Denver and we expect to complete this project in the third quarter.  We still have well over $200 million in the pipeline for potential major projects, including projects for a hotel chain, inner city affordable housing, disaster relief and multi-family living units.  Nevertheless, financing continues to be an issue with pulling the trigger on many commercial projects.

The near future will continue to be challenging, but there are clear indications that the tide is turning.  We will keep focused on cost containment and top line growth.  Other than capital needs – which are real and immediate – the view through the windshield is actually fairly rosy, but that is a very big “other”.

If there are specific questions that you would like me to address, please let us know. Time and Fair Disclosure Rules allowing, we always try to respond to your calls, or you can send particular questions to our Corporate Secretary, James Holden, at jholden@coachmen.com; he will see that they are brought to my attention.

/s/ Richard M. Lavers
Richard M. Lavers
President and Chief Executive Officer
Coachmen Industries, Inc

Coachmen Industries, Inc. is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This Shareholder Update may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For investor or financial information:
James T. Holden
Corporate Secretary and Assistant General Counsel
574-266-2500